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Exhibit 4(o)

                          VARIABLE ANNUITY INCOME RIDER

This Rider is made a part of the Contract to which it is attached. The Rider Effective Date is the [Periodic Income Commencement Date] [Contract Date] shown on the contract data page(s). The provisions contained here within apply in lieu of any provisions in the Contract (including any attachments to the Contract) to the contrary. This Rider will only be attached to Non-qualified Contracts. No additional Purchase Payments to the Contract will be accepted while this Rider is in effect. The Annuitant(s) may not be changed after the Rider Effective Date.

                                  DEFINED TERMS

Access Period - The length of time in whole years, measured from the Periodic Income Commencement Date shown on the contract benefit data page(s), during which the Owner may elect to surrender the Contract or make Withdrawals from the Contract. The Account Value remaining at the end of the Access Period will be applied to continue Periodic Income Payments for the Lifetime Income Period. [ Subject to LNL's approval, during the Access Period the Owner may extend or shorten the Access Period, within the minimum and maximum periods available at the time of change, no more than once per Contract Year. Notice of the change request, either in signed writing or another manner that LNL approves in advance, must be sent to LNL. The change will be effective on the next Periodic Income Commencement Date anniversary. If the Access Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.]

Account Value - During the Access Period, a value equal to the sum of the values of all the Accumulation Units attributable to the Contract [plus the value of the Fixed Account(s)] on any valuation date. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNL, or at another time of LNL's choosing.

Assumed Interest Rate - The interest rate used in calculating the Initial Periodic Income Payment. This rate may be [3%, 4%, 5%, 6%, or 7%] as selected by the Owner at the Rider Effective Date. The Assumed Interest Rate selected is shown on the contract benefit data page(s). [Subject to LNL's approval, during the Access Period the Owner may change the Assumed Interest Rate no more than once per Contract Year. Notice of the change request, either in signed writing or another manner that LNL approves in advance, must be sent to LNL. The change will be effective on the next Periodic Income Commencement Date anniversary. If the Assumed Interest Rate is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.]

Lifetime Income Period - The period that begins after the Access Period, provided the Annuitant, or at least one joint Annuitant, if applicable, is then living and the Contract has not been surrendered. This period will then continue for as long as any Annuitant is living.

Lifetime Income Guaranteed Period - The period commencing at the start of the Lifetime Income Period in which Periodic Income Payments are guaranteed regardless of whether any Annuitant is still surviving. The length of the Lifetime Income Guaranteed Period is determined as of the Rider Effective Date and is shown on the contract benefit data page(s). [Subject to LNL's approval, the Owner may change the length of the Lifetime Income Guaranteed Period no more than once per Contract Year. Notice of the change request, either in signed writing or another manner that LNL approves in advance, must be sent to LNL. The change will be effective on the next Periodic Income Commencement Date anniversary. If the Lifetime Income Guaranteed Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.]

Periodic Income Payment - The variable, periodic income amounts paid under this Rider to the Owner, or the Owner's designee, during the Access Period, the Lifetime Income Guaranteed Period, if applicable, and the Lifetime Income Period. Prior to the Rider Effective Date the Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The Periodic Income Payment Mode is shown on the contract benefit data page(s).

Periodic Income Commencement Date - The valuation date on which the Initial Periodic Income Payment under this Rider is calculated. The due date of the Initial Periodic Income Payment will be no more than [14] calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the

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contract benefit data page(s).

Surrender Value - During the Access Period, the Account Value less any applicable Contingent Deferred Sales Charges. The Contract and this Rider will terminate upon payment of the full Surrender Value.

Withdrawals - Additional income amounts from the Account Value requested by, and paid to, the Owner during the Access Period.

              DETERMINATION OF THE INITIAL PERIODIC INCOME PAYMENT

The Initial Periodic Income Payment will be determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an annuity factor. The annuity factor is based upon, as of the Periodic Income Commencement Date, the gender(s) and age(s) of the Annuitant(s), the Periodic Income Payment Mode, the length of the Access Period, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and when applicable the 1983 `a' Individual Annuity Mortality Table, modified.

              DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS

The Owner may elect to adjust the Periodic Income Payments on a modal basis or an annual basis. If this election is not made prior to the Rider Effective Date, Periodic Income Payments will be adjusted on a modal basis. [Subject to LNL's approval, [during the Access Period] the Owner may change the Periodic Income Payment adjustment basis, no more than once per Contract Year. Notice of the change request, either in signed writing or another manner that LNL approves in advance, must be sent to LNL. The change will be effective on the next Periodic Income Commencement Date anniversary.]

An election to adjust the Periodic Income Payments on a modal basis will result in each Periodic Income Payment being adjusted by the net investment performance during the valuation period for the modal payment. An election to adjust the Periodic Income Payments on an annual basis will result in Periodic Income Payments being adjusted on the anniversary of the Initial Periodic Income Payment Date by the net investment performance during the valuation period for the annual period. The Periodic Income Payments between Initial Periodic Income Payment Date anniversaries will be equal to the Periodic Income Payment calculated on the prior Initial Periodic Income Payment Date anniversary (including the Initial Periodic Income Payment Date).

DURING ACCESS PERIOD.

If the Owner has elected the option to adjust the Periodic Income Payments on a modal basis, then each subsequent Periodic Income Payment will be determined by dividing the Account Value as of the valuation date for the due date of a Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor.

If the Owner has elected the option to adjust Periodic Income Payments on an annual basis, then each Periodic Income Payment due on the anniversary of the Initial Periodic Income Payment Date will be determined by dividing the Account Value as of the valuation date for the due date of a Periodic Income Payment due on the anniversary of the Initial Periodic Income Payment Date by 1000 and multiplying this result by a revised annuity factor. Periodic Income Payments made between anniversaries of the Initial Periodic Income Payment Date will be set equal to the Periodic Income Payment calculated as of the prior anniversary (this includes the Initial Periodic Income Payment Date).

Prior to the death of any Annuitant, the revised annuity factor is based upon, as of the valuation date of the Periodic Income Payment, the gender(s) and age(s) of the Annuitant(s), the Periodic Income Payment Mode, the length of time remaining in the Access Period, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and when applicable the 1983 `a' Individual Annuity Mortality Table, modified.

After receipt of due proof of death of the first of the joint Annuitants, the next Periodic Income Payment will be compared to a Periodic Income Payment calculated by substituting the gender and age of the surviving joint Annuitant for the genders and ages of the Annuitants in the revised annuity factor described above. If the resulting Periodic Income Payment is larger than the Periodic Income Payment determined by using the genders

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and ages of the Annuitants, then the next Periodic Income Payment and each subsequent Periodic Income Payment will be determined by substituting the gender and age of the surviving joint Annuitant for the genders and ages of the Annuitants in the revised annuity factor described above. Otherwise, the genders and ages of the Annuitants will continue to be used in calculating the revised annuity factor.

After the death of the single Annuitant or the last surviving joint Annuitant, the revised annuity factor is based upon, as of the valuation date of the Periodic Income Payment, the Periodic Income Payment Mode, the Access Period (See: Death Benefit, Prior to the Lifetime Income Period, Death of Annuitant) and the Assumed Interest Rate.

DURING LIFETIME INCOME PERIOD.

[The Account Value in the Fixed Subaccount(s) will be used to determine a fixed Periodic Income Payment during the Lifetime Income Period. The fixed Periodic Income Payment will be determined by dividing the Account Value in the Fixed Subaccount(s) as of the last valuation date of the Access Period by a revised annuity factor. The revised annuity factor is based upon, as of the valuation date of the Periodic Income Payment, the gender(s) and age(s) of the Annuitant(s), the Periodic Income Payment Mode, the length of the Lifetime Income Guaranteed Period, an interest rate no less than 3.0% and the 1983 `a' Individual Annuity Mortality Table, modified. Subsequent fixed Periodic Income Payments during the Lifetime Income Period will remain equal to the first fixed Periodic Income Payment of the Lifetime Income Period.]

The Account Value in the Variable Subaccount(s) will be used to determine a variable Periodic Income Payment during the Lifetime Income Period. The variable Periodic Income Payment will be determined by dividing the Account Value in the Variable Subaccount(s) as of the last valuation date of the Access Period by a revised annuity factor. The revised annuity factor is based upon, as of the last valuation date of the Access Period, the gender(s) and age(s) of the Annuitant(s), the Periodic Income Payment Mode, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and the 1983 `a' Individual Annuity Mortality Table, modified. The variable Periodic Income Payment will then be divided by the annuity unit value for each Variable Subaccount as of the valuation date for this Periodic Income Payment to determine the number of annuity units per payment for each Variable Subaccount.

If the Owner elected the option to adjust Periodic Income Payments on a modal basis, then each subsequent Periodic Income Payment from the Variable Subaccount(s) during the Lifetime Income Period will be determined by multiplying the annuity units per payment for each Variable Subaccount by the annuity unit value for each respective Variable Subaccount as of the valuation date for that Periodic Income Payment.

If the Owner elected the option to adjust Periodic Income Payments on an annual basis, then each Periodic Income Payment from the Variable Subaccount(s) due on the anniversary of the Initial Periodic Income Payment Date during the Lifetime Income Guaranteed Period will be determined by multiplying the annuity units per payment for each Variable Subaccount by the annuity unit value for each respective Variable Subaccount as of the valuation date for that Periodic Income Payment. Periodic Income Payments made between anniversaries of the Initial Periodic Income Payment Date during the Lifetime Income Guaranteed Period will be set equal to the Periodic Income Payment calculated as of the prior anniversary.

The annuity unit value for any valuation period for any Variable Subaccount is determined by multiplying the annuity unit value for the immediately preceding valuation period by `A' divided by `B', where

     `A' is a Variable Subaccount's accumulation unit value as of the end of the current valuation period divided by the accumulation unit value of the same Variable Subaccount as of the end of the immediately preceding valuation period.

     `B' is the `Daily Factor' raised to a power equal to the number of days in the current valuation period, and the `Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of (1/365).

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                                  ACCOUNT VALUE

During the Access Period the Account Value will be increased by any net investment gains and interest credited and will be reduced by any net investment losses, Periodic Income Payments made and Withdrawals taken. At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income Payment for the Lifetime Income Guaranteed Period and the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

                         VALUATION OF ACCUMULATION UNITS

The daily charge imposed in a Variable Subaccount for any valuation period this Rider is in effect represents the daily mortality and expense risk charge and the daily administrative charge adjusted for the number of calendar days in the valuation period. This daily charge, on an annual basis, will not exceed the rates shown on the contract benefit data page(s). This daily charge will replace any prior daily charge provided in the Contract. This daily charge will begin on the Rider Effective Date.

                              [PERSISTENCY CREDIT

During the Access Period, a persistency credit, if one is determined to be payable according to the calculation described below, is paid into the Contract beginning [three] months after the [30th] anniversary of the Contract Date and at the end of each subsequent [three-month] period thereafter.

The amount of the persistency credit is calculated by multiplying the Account Value, less any Purchase Payments that have not been invested in this Contract for a minimum of [30] years, by the [quarterly] persistency credit percentage shown on the contract benefit data page(s). The persistency credit will be allocated to the Variable Subaccount(s) [and/or Fixed Account(s)] of the Contract in proportion to the value in each Variable Subaccount(s) [and/or Fixed Account(s)] at the time the persistency credit is paid into the Contract. The persistency credits will purchase Accumulation Units from the Variable Subaccounts at the Accumulation Unit values as of the Valuation Date the persistency credits are paid into the Contract.]

                                WITHDRAWAL OPTION

During the Access Period the Owner may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the Withdrawal Option and the Contingent Deferred Sales Charges provisions of the Contract.

Withdrawals will immediately reduce the Account Value and will reduce subsequent Periodic Income Payments. (See: Determination of Subsequent Periodic Income Payments during Access Period)

                                SURRENDER OPTION

During the Access Period, the Owner may surrender the Contract for the Surrender Value. A surrender of the Contract will be subject to the terms of the Surrender Option and Contingent Deferred Sales Charge provisions of the Contract. If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this Rider will terminate.

                        [TERMINATION OF FIXED ACCOUNT(S)

The availability of any Fixed Account(s) otherwise provided for in the Contract will terminate while this Rider is in effect. Before the Periodic Income Commencement Date, amounts invested in any Fixed Account must be transferred to a Variable Subaccount(s) or withdrawn.]

                TRANSFER [BETWEEN VARIABLE SUBACCOUNTS] OPTION

The Owner may direct a transfer between the Variable Subaccounts [and/or the Fixed Account(s)] of any portion of the Account Value, subject to the terms of the Transfer Option provisions of the Contract.

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Transfers between the Variable Subaccounts during the Lifetime Income Period will result in the selling of annuity units from one Variable Subaccount and the purchase of annuity units from the other Variable Subaccount, at the current annuity unit values. These annuity units will then represent the number of annuity units per payment from the Variable Subaccount. [A transfer from a fixed Periodic Income Payment to a variable Periodic Income Payment is not permitted during the Lifetime Income Period.]

                   WAIVER OF CONTINGENT DEFERRED SALES CHARGES

Any provision in the Contract for waiving Contingent Deferred Sales Charges is replaced by the following provision. During the Access Period, Contingent Deferred Sales Charges, if any, as specified in the Surrender Option section and the Contingent Deferred Sales Charges section of the Contract, will not apply to:

     (1) Periodic Income Payments;

     [[(2)] Withdrawals of up to [5%] of Purchase Payments where the percentages are based upon the total Purchase Payments to the Contract at the time of the current Withdrawal, to the extent that the sum of the percentages of the Purchase Payments withdrawn does not exceed this [5%] maximum;]

     [[(3)] Withdrawals of up to [5%] of Account Value in a Contract Year where the percentages are based upon the Account Value at the time of the current Withdrawal, to the extent that the sum of the percentages of the Account Value withdrawn does not exceed this [5%] maximum;]

     [[(4)] a surrender or Withdrawal as a result of the "permanent and total disability" of the Owner [, joint Owner and Annuitant] as defined in section 22{e){3) of the Internal Revenue Code subsequent to the Contract Date as shown on the contract data page(s) and prior to the 65th birthday of the Owner [, joint Owner and Annuitant];]

     [[(5)] a surrender or Withdrawal of any Purchase Payment received more than 12 months prior to the onset of the "permanent and total disability" of the Owner [, joint Owner and Annuitant] as defined in section 22{e){3) of the Internal Revenue Code. Permanent and total disability must occur subsequent to the Contract Date, as shown on the contract data page(s), and prior to the 65th birthday of the disabled Owner [, joint Owner and Annuitant];]

     [[(6)] a surrender or Withdrawal as a result of 90 days of continuous confinement of the Owner [, joint Owner and Annuitant], where the 90 day period begins subsequent to the Contract Date as shown on the contract data page(s), in an accredited nursing home or equivalent health care facility;]

     [[(7)] a surrender or Withdrawal of any Purchase Payment received more than 12 months prior to the admittance of the Owner [, joint Owner and Annuitant] into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date, as shown on the contract data page(s), and continue for 90 consecutive days prior to the surrender or withdrawal;]

     [[(8)] a surrender or Withdrawal as a result of the onset of a terminal illness of the Owner [, joint Owner and Annuitant] subsequent to the Contract Date as shown on the contract data page(s) that results in a life expectancy of less than [12 months] as determined by a qualified professional medical practitioner;]

     [[(9)] a surrender or Withdrawal of any Purchase Payment received more than 12 months prior to the diagnosis of a terminal illness of the Owner [, joint Owner and Annuitant]. Diagnosis of the terminal illness must be subsequent to the Contract Date, as shown on the contract data page(s), and result in a life expectancy of less than [12 months], as determined by a qualified professional medical practitioner;]

     [[(10)] a surrender as a result of the death of the Owner, joint Owner, if applicable, Annuitant, or joint Annuitant, if applicable.]

The Contingent Deferred Sales Charge, if any, will be waived only if LNL is in receipt of proof, satisfactory to LNL, of the exception.

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                                  DEATH BENEFIT

On the Rider Effective Date any Death Benefit previously in effect and its daily charge, if applicable, will terminate. Upon notification to LNL of any death, the Periodic Income Payment may be temporarily suspended until the death claim is approved as described in the Contract. If Periodic Income Payments are continued a lump-sum payment, for the value of the suspended payments as of the date the death claim is approved by LNL for payment, will be made.

PRIOR TO THE LIFETIME INCOME PERIOD.

This Rider provides the following Death Benefit options:

     A.   [The Account Value Death Benefit.]

     [B.] [The [Guarantee of Principal Death Benefit] [Return of Premium] will be equal to the greater of:

          (1) the Account Value as of the date the death claim is approved by LNL for payment; or

          (2) the sum of all Purchase Payments minus all Periodic Income Payments and minus all withdrawals, including applicable charges and premium tax incurred, made before, on and after the Periodic Income Commencement Date.]

     [C.] [The Enhanced Guaranteed Minimum Death Benefit (EGMDB) will be equal to the greatest of:

          (1) the Account Value as of the date the death claim is approved by LNL for payment; or

          (2) the Enhancement Amount shown on the Contract Data Benefit page(s) (as determined on the date of death) plus the sum of all Purchase Payments minus all Periodic Income Payments and minus all withdrawals including applicable charges and premium tax incurred, made before, on and after the Periodic Income Commencement Date; or

          (3) the highest Contract Value or Account Value on the Contract Date or any Contract Date anniversary (determined before the allocation of any Purchase Payments on that Contract Date anniversary) prior to the 81st birthday of the deceased Owner or Annuitant and prior to the date of death of the deceased Owner or Annuitant for whom a death claim is approved by the LNL Home Office for payment. The highest Contract Value or Account Value is adjusted for certain transactions. It is increased by Purchase Payments made on or after that Contract Date anniversary on which the highest Contract Value or Account Value is obtained. It is decreased by all Periodic Income Payments and withdrawals, including applicable charges and premium tax incurred on or after that Contract Date anniversary on which the highest Contract Value or Account Value is obtained.]

The Death Benefit in effect, as of the Rider Effective Date, is shown on the contract benefit data page(s).

On the death of any Owner that was not an Owner on the Contract Date, unless the change occurred because of the death of an Owner, the Death Benefit will be equal to the Account Value on the Valuation Date the Death Benefit is approved by the LNL Home Office for payment.

If the EGMDB is in effect, the Owner may choose to terminate the EGMDB by providing notice of the change request, either in signed writing or another manner that LNL approves in advance, to LNL. The [Guarantee of Principal Death Benefit] option will then be effective as of the Valuation Date on which the notification to change the Death Benefit option is received at the Home Office. Termination of the EGMDB option by the Owner will be permanent and final.

If the Contract is continued upon the death of an Owner or Annuitant of this Contract the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by LNL for payment will be credited into the Contract and the Periodic Income Payments will then continue.

Complete distribution of the Death Benefit will terminate the Contract and this Rider.

If a death occurs prior to the Periodic Income Commencement Date, the Death Benefit provided by this Rider will

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be distributed according to the terms of the Contract applicable prior to the
Annuity Commencement Date. The following provisions apply after the Periodic Income Commencement Date.

DEATH OF ANNUITANT

Upon notification to LNL of any death, the Periodic Income Payments may be temporarily suspended until the death claim is approved as described in the Contract.

If there are joint Annuitants, upon the first death of the joint Annuitants the Owner may elect to continue the Contract and the Periodic Income Payments or elect to terminate the Contract and receive full payment of the Death Benefit. If the Owner elects to continue the Contract the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by LNL for payment will be credited into the Contract and the Periodic Income Payments will continue for as long as the surviving Annuitant is living.

Upon the death of the single Annuitant or last surviving Annuitant, the Owner may elect to continue the Contract or elect to terminate the Contract and receive full payment of the Death Benefit. An election by the Owner to continue the Contract may result in the recalculation of the Access Period. If the length of the Access Period can be extended, it will be increased to equal the number of payment periods required for the current Periodic Income Payment to exhaust the current Account Value. This may result in the final Periodic Income Payment of the recalculated Access Period being a reduced amount. If the length of the Access Period cannot be extended, an increase to the current Periodic Income Payment may result (See: Determination of Subsequent Periodic Income Payments, During Access Period). After the determination of the Access Period is made, the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by LNL for payment will be credited into the Contract and the Periodic Income Payments will then continue until the end of the Access Period. The Owner will not be able to extend the Access Period and there will be no Periodic Income Payments made after the end of the Access Period.

If the deceased Annuitant was also the Owner, the rights of ownership will pass to the surviving Owner, if any, otherwise to the Beneficiary and the provisions above regarding death of the Annuitant will apply. If there is no named Beneficiary at the time of the sole Owner's death, then the rights of ownership will pass to the surviving Annuitant, if still living. If no named surviving Owner, Beneficiary, or surviving Annuitant survives the Owner, any remaining payments payable will continue to the Owner's estate.

DEATH OF OWNER

Upon the death of any Owner that is not an Annuitant, the recipient of the rights of ownership may elect to continue the Contract and the Periodic Income Payments or elect to terminate the Contract and receive full payment of the Death Benefit. If the recipient elects to continue the Contract, the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by LNL for payment will be credited into the Contract and the Periodic Income Payments will continue for as long as any Annuitant is living.

DURING THE LIFETIME INCOME PERIOD.

DEATH OF THE ANNUITANT

Upon notification to LNL of any death, the Periodic Income Payments may be temporarily suspended until the death claim is approved as described in the Contract. If Periodic Income Payments are continued, a lump-sum payment for the value of the suspended payments as of the date the death claim is approved by LNL for payment will be made.

Upon the first death of a joint Annuitant, if applicable, the Periodic Income Payments will continue for as long as the surviving joint Annuitant is living.

Upon the death of the single Annuitant or last surviving joint Annuitant, the Periodic Income Payments will continue for the remainder, if any, of the Lifetime Income Guaranteed Period. In lieu of continuing to receive the Lifetime Income Guaranteed Period payments, a lump sum commuted value may be selected. If there are no remaining Lifetime Income Guaranteed Period payments, then the Contract and this Rider will terminate.

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DEATH OF THE OWNER

Upon the death of any Owner that is an Annuitant, the provision above regarding the death of the Annuitant will apply. Upon the death of any Owner that is not an Annuitant, the Periodic Income Payments will continue for as long as any Annuitant is living. The rights of contract ownership will pass as stated above.



                              THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



                              MARK E. REYNOLDS
                              SVP & CHIEF ADMINISTRATIVE OFFICER

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                              CONTRACT BENEFIT DATA

Contract Number                                                          : 99-9999999

Primary Annuitant                                                        : Abraham Lincoln

Age Nearest Birthday                                                     : 65

Secondary Annuitant                                                      : Mary Todd Lincoln

Age Nearest Birthday                                                     : 62

Initial Periodic Income Payment                                          : $464.03

Periodic Income Payment Mode                                             : Monthly

Initial Periodic Income Payment Date                                     : January 1, 2002

Periodic Income Commencement Date                                        : December 18, 2001

Access Period                                                            : 15 Years

Lifetime Income Guarantee Period                                         : 10 Years

Assumed Interest Rate                                                    : 4.00%

Initial Account Value                                                    : $100,000.00

Annual Mortality and Expense Risk and Administrative Charge
     During Access Period                                                : [2.10%]
     After Access Period                                                 : [2.10%]

[Quarterly Persistency Credit]                                           : [0.000%]

Death Benefit Election                                                   : Enhanced Guaranteed Minimum Death
Benefit

[Enhancement Amount]
     [Prior to first Contract Anniversary]                               : [$15,000]
     [After first Contract Anniversary]                                  : [$20,000]




BENEFICIARY DESIGNATION

     As named in the application or subsequent written designation.







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